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          ALLIANCE SHORT-TERM MULTI-MARKET TRUST, INC.

                     ARTICLES SUPPLEMENTARY


    ALLIANCE SHORT-TERM MULTI-MARKET TRUST, INC., a Maryland corporation having its principal office in the state of Maryland in the city of Baltimore, certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to Two Billion Four Hundred Million (2,400,000,000) shares of Common Stock, par value $.01 per share, by the Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue One Billion Two Hundred Million (1,200,000,000) shares of Common Stock, par value $.01 per share, Six Hundred Million (600,000,000) of which were designated as "Class A Common Stock" and Six Hundred Million (600,000,000) of which were designated as "Class B Common Stock," having an aggregate par value of Twelve Million Dollars ($12,000,000). As increased, the Corporation shall be authorized to issue a total of Two Billion Four Hundred Million (2,400,000,000) shares of Common Stock, par value $.01 per share, One Billion Two Hundred Million (1,200,000,000) of which shall be designated
         "Class A Common Stock" and One Billion Two Hundred Million (1,200,000,000) of which shall be designated "Class B Common Stock," having an aggregate par value of Twenty-Four Million Dollars ($24,000,000).

         THIRD: The Corporation is registered as an open-end investment company under the Investment
         Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Alliance Short-Term Multi-
Market Trust, Inc. has caused these Articles Supplementary
to be executed by a Senior Vice President and its corporate
seal to be affixed and attested by its Secretary on
this      day of March, 1992.  The Senior Vice President of
the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalty of perjury that to the best of his knowledge, information and belief the matters and facts



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relating to approval hereof are true in all material
respects.


                       ALLIANCE SHORT-TERM MULTI-MARKET TRUST, INC.


[CORPORATE SEAL]       By:  /s/ Robert M. Sinche
                             ______________________________
                                 Robert M. Sinche
                               Senior Vice President




Attest:  /s/ Edmund P. Bergan
         _______________________
         Edmund P. Bergan, Jr.
             Secretary


































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